EXHIBITS 5.1 and 23.2

SCHNEIDER WEINBERGER LLP
2200 Corporate Boulevard, N.W., Suite 210
Boca Raton, Florida 33432
(561) 362-9595

January 10, 2012

IceWEB, Inc.
22900 Shaw Road, Suite 111
Sterling, VA  20166

RE:	Registration Statement On Form S-1 (the "Registration Statement") of IceWEB, Inc., a Delaware corporation (the "Company")

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of an aggregate of 63,891,287 shares of the Company’s common stock, including (a) 15,744,853 shares of the Company’s common stock representing 133% of the shares issuable upon the conversion of the $20,12,500 principal amount senior convertible notes (the “Note Shares”) and (b) 48,146,434 shares of the Company’s common stock issuable upon the exercise of outstanding warrants, including 133% of the number of shares issuable upon the exercise of warrants held by the note holders (the “Warrant Shares”), all as described in the Registration Statement.  The Note Shares and the Warrant Shares are hereinafter collected referred to as the "Registerable Shares."

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of the Chief Financial Officer of the Company as to the bona fides of the corporate minutes and form of stock certificate and the absence of any documents or actions which would qualify or contradict any of the aforementioned documents.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ SCHNEIDER WEINBERGER LLP
Schneider Weinberger LLP